                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

     OMB APPROVAL
OMB Number     3235-0145
Expires:  October 3l, 1994
Estimated average burden
hours per response . . . 14.90


                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                           (Amendment No.______)*

                         Commonwealth Edison Company
  ------------------------------------------------------------------------
                              (Name of Issuer)

            $8.40 Cumulative Preference Stock (without par value)
  ------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  202795878
                  ----------------------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 9 PAGES
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CUSIP No. 202795878                  13G                       Page 2 of 9 Pages

- --------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
- --------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [_]
                                                                (b)  [_]
          N/A
- --------------------------------------------------------------------------------
     3    SEC USE ONLY
- --------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
- --------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  Number of
   Shares               -0-
              ------------------------------------------------------------------
Beneficially      6  SHARED VOTING POWER
  Owned by
    Each                -0-
              ------------------------------------------------------------------
  Reporting       7  SOLE DISPOSITIVE POWER
   Person
    With                -0-
              ------------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                        -0-
- --------------------------------------------------------------------------------
      9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary,
          John Hancock Advisers, Inc.
- --------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A
- --------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
- --------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

          IC, BD, IA, HC
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 9 PAGES

CUSIP No. 202795878                  13G                       Page 3 of 9 Pages

- --------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
- --------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [_]
                                                                (b)  [_]
          N/A
- --------------------------------------------------------------------------------
     3    SEC USE ONLY
- --------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  Number of
   Shares               -0-
              ------------------------------------------------------------------
Beneficially      6  SHARED VOTING POWER
  Owned by
    Each                -0-
              ------------------------------------------------------------------
  Reporting       7  SOLE DISPOSITIVE POWER
   Person
    With                -0-
              ------------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                        -0-
- --------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary,
          John Hancock Advisers, Inc.
- --------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A
- --------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
- --------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          HC
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 9 PAGES

CUSIP No. 202795878                  13G                       Page 4 of 9 Pages

- --------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
- --------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [_]
                                                                (b)  [_]
          N/A
- --------------------------------------------------------------------------------
     3    SEC USE ONLY
- --------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
- --------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  Number of
   Shares               -0-
              ------------------------------------------------------------------
Beneficially      6  SHARED VOTING POWER
  Owned by
    Each                -0-
              ------------------------------------------------------------------
  Reporting       7  SOLE DISPOSITIVE POWER
   Person
    With                -0-
              ------------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                        -0-
- --------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its direct, wholly-owned subsidiary,
          John Hancock Advisers, Inc.
- --------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A
- --------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
- --------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          HC
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 9 PAGES

CUSIP No. 202795878                  13G                       Page 5 of 9 Pages

- --------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573
- --------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)  [_]
                                                                (b)  [_]
          N/A
- --------------------------------------------------------------------------------
     3    SEC USE ONLY
- --------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
- --------------------------------------------------------------------------------
                  5  SOLE VOTING POWER
  Number of
   Shares               79,578
              ------------------------------------------------------------------
Beneficially      6  SHARED VOTING POWER
  Owned by
    Each                -0-
              ------------------------------------------------------------------
  Reporting       7  SOLE DISPOSITIVE POWER
   Person
    With                79,578
              ------------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                        -0-
- --------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          79,578
- --------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          N/A
- --------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.6%
- --------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IA
- --------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 9 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

    Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)  Name of Issuer:
                --------------
                Commonwealth Edison Company

     Item 1(b)  Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                1 First National Plaza, 37th Floor
                Chicago, Illinois  60603

     Item 2(a)  Name of Person Filing:
                ---------------------
                This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

     Item 2(b)  Address of the Principal Offices:
                --------------------------------
                The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, MA 02199.

     Item 2(c)  Citizenship:
                -----------
                JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

     Item 2(d)  Title of Class of Securities:
                ----------------------------
                $8.40 Cumulative Preference Stock (without par value).

     Item 2(e)  CUSIP Number:
                ------------
                202795878


     Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), or
                -------------------------------------------------------------
                13d-2(b), check whether the person filing is a:
                ----------------------------------------------

                JHMLICO:  (a) (X)  Broker or Dealer registered under (S)15 of the Act.

                          (c) (X) Insurance Company as defined in (S)3(a)(19) of the Act.

                          (e) (X) Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940.

                          (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                               PAGE 6 OF 9 PAGES

                   JHSI:  (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                   TBFG:  (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                    JHA:  (e) (X)  Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940.

     Item 4     Ownership:
                ---------

                (a)   Amount Beneficially Owned:
                      -------------------------
                      JHA has direct beneficial ownership of 79,578 shares of $8.40 Cumulative Preference Stock (without par value). Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect beneficial ownership of these same shares. The shares are held by three closed-end diversified management companies registered under (S)8 of the Investment Company Act.

                             Patriot Premium Dividend Fund I - 23,873 shares; Patriot Premium Dividend Fund II - 31,830 shares; Patriot Global Dividend Fund - 23,875 shares.

                (b)   Percent of Class:  10.6%
                      ----------------

                (c)   (i)    sole power to vote or to direct the vote:
                             JHA has sole power to vote or to direct the vote of the 79,578 shares of the cumulative preference stock under the following Advisory Agreements:

                                  Patriot Premium Dividend Fund I dated 5/6/92; Patriot Premium Dividend Fund II dated 5/6/92; Patriot Global Dividend Fund dated 7/24/93.

                      (ii)   shared power to vote or to direct the
                             vote: -0-

                      (iii) sole power to dispose or to direct the disposition of: JHA has sole power to dispose or to direct the disposition of 79,578 shares of the cumulative preference stock under the Advisory Agreements noted in Item 4(c)(i) above.


                      (iv) shared power to dispose or to direct the disposition of: -0-

     Item 5     Ownership of Five Percent or Less of a Class:
                --------------------------------------------
                Not applicable.

     Item 6     Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------
                None, other than the relationship between JHA and the three diversified management companies and their stockholders noted above.

                               PAGE 7 OF 9 PAGES

     Item 7     Identification and Classification of the Subsidiary which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company:
                -------
                Not applicable.

     Item 8     Identification and Classification of Members of the Group:
                ---------------------------------------------------------
                Not applicable.

     Item 9     Notice of Dissolution of a Group:
                --------------------------------
                Not applicable.

     Item 10    Certification:
                -------------
                By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                 JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                 By:  /s/ John T. Farady
                                    ---------------------------------------
                                 Name:  John T. Farady
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President & Treasurer
       ---------------                 ------------------------------------


                                 JOHN HANCOCK SUBSIDIARIES, INC.

                                 By:  /s/ John T. Farady
                                    ---------------------------------------
                                 Name:  John T. Farady
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President & Treasurer
       ---------------                 ------------------------------------


                                 THE BERKELEY FINANCIAL GROUP

                                 By:  /s/ Susan S. Newton
                                    ---------------------------------------
                                 Name:  Susan S. Newton
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President
       ---------------                 ------------------------------------


                                 JOHN HANCOCK ADVISERS, INC.

                                 By:  /s/ Susan S. Newton
                                    ---------------------------------------
                                 Name:  Susan S. Newton
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President
       ---------------                 ------------------------------------

                               PAGE 8 OF 9 PAGES

                                                                       EXHIBIT A

                            JOINT FILING AGREEMENT
                            ----------------------


     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the initial Schedule 13G, to which this Agreement is attached, relating to the $8.40 Cumulative Preference Stock (without par value) of Commonwealth Edison Company, is filed on behalf of each of them.


                                 JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                 By:  /s/ John T. Farady
                                    ---------------------------------------
                                 Name:  John T. Farady
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President & Treasurer
       ---------------                 ------------------------------------


                                 JOHN HANCOCK SUBSIDIARIES, INC.

                                 By:  /s/ John T. Farady
                                    ---------------------------------------
                                 Name:  John T. Farady
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President & Treasurer
       ---------------                 ------------------------------------


                                 THE BERKELEY FINANCIAL GROUP

                                 By:  /s/ Susan S. Newton
                                    ---------------------------------------
                                 Name:  Susan S. Newton
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President
       ---------------                 ------------------------------------


                                 JOHN HANCOCK ADVISERS, INC.

                                 By:  /s/ Susan S. Newton
                                    ---------------------------------------
                                 Name:  Susan S. Newton
                                      -------------------------------------
Dated:  June 7, 1994             Title:  Vice President
       ---------------                 ------------------------------------

                               PAGE 9 OF 9 PAGES